AgroFresh Solutions Reports Results for Second Quarter and First Half of 2021

•Second quarter 2021 net sales increased 9.7% to $21.9 million (4.7% on a constant currency basis) versus the prior year period. First half 2021 net sales increased 14.9% (12.8% on a constant currency basis).
•Diversification revenue (i.e. excluding sales of SmartFresh TM for apples) grew 23% for the trailing twelve month period ended June 30, 2021 versus the twelve months ended June 30, 2020, and represented 40.6% of consolidated revenues during this period.
•Net loss of $17.3 million for the second quarter of 2021, as compared to net loss of $16.8 million for the second quarter of 2020. First half 2021 net loss of $9.1 million versus a net loss of $20.6 million in the prior year period.
•Adjusted EBITDA1 of $1.0 million for the second quarter of 2021, compared to $0.2 million in the prior year period. First half 2021 adjusted EBITDA increased 32.2% to $15.1 million versus $11.4 million in the prior year period.
•Announced new senior leadership appointments in Commercial, R&D, Marketing and Business Development — adding new capabilities and strengthening core competencies in support of the Company's diversification and growth strategies.

PHILADELPHIA, August 10, 2021 — AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (Nasdaq: AGFS), a global leader in produce freshness solutions, today announced its financial results for the second quarter ended June 30, 2021.
Clint Lewis, Chief Executive Officer commented, “We made further progress with our diversification strategy in the second quarter, generating 36% growth over the prior year period in our product solution categories focused on diversification — Other 1-MCP Solutions, Fungicides & Disinfectants, Coatings, and Other. This performance built upon the growth we generated in the first quarter and was led by our EMEA region in particular. We had a strong finish to our first half Southern Hemisphere season, producing consolidated 13% constant currency net sales growth and a 32% increase in adjusted EBITDA. Looking ahead to the second half Northern Hemisphere season, we are in a great position and anticipate generating net sales and adjusted EBITDA growth."
Mr. Lewis added, "I continue to be energized by our team's customer centric focus. With the new leadership we announced today, I'm confident that we have the elements in place to strengthen our core competencies, while adding additional capabilities to further our diversification strategy and propel the post-harvest industry forward with future innovations. We are building a new mindset and establishing new disciplines that we believe will lead to consistent profitable long-term growth.”
Financial Highlights for the Second Quarter of 2021
Net sales for the second quarter of 2021 increased 9.7%, to $21.9 million, compared to $20.0 million in the second quarter of 2020. Excluding foreign currency translation impacts, which increased revenue by $1.0 million as compared to the second quarter of 2020, revenue increased 4.7%. The net sales increase was driven by diversification product categories beyond SmartFresh for apples, with an emphasis on expanding our 1-MCP solutions, including SmartFresh, to other crops. This was partially offset by a slight decrease in sales of SmartFresh for apples, which was largely due to the timing of the Southern Hemisphere harvest season, which was earlier than in 2020.

1Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of Adjusted EBITDA and the table at the end of this press release for a reconciliation of this Non-GAAP financial measure to GAAP results.

Gross profit for the second quarter was $14.8 million, compared to $13.5 million in the prior year period. Gross profit margin was essentially flat versus the prior year at 67.6%.
Research and development costs were $3.5 million in the second quarter of 2021, compared to $2.9 million in the prior year period. This increase was driven primarily by the timing of projects.
Selling, general and administrative expenses were $13.6 million in the second quarter of 2021 as compared to $12.7 million in the prior year period, due primarily to an increase in non-recurring expenses including restructuring costs and severance.
Second quarter 2021 net loss was $17.3 million, compared to net loss of $16.8 million in the prior year period, which included $3.0 million of grant income.
Adjusted EBITDA improved by $0.8 million to $1.0 million in the second quarter of 2021, compared to $0.2 million in the prior year period. Adjusted EBITDA margin increased 320 basis points to 4.4% in the second quarter of 2021, versus 1.1% in the prior year period.
As of June 30, 2021, cash and cash equivalents were $56.7 million.
Financial Highlights for the First Half of 2021
Financial results for the first half of 2021 largely reflect the completion and performance of the business for the Southern hemisphere season. Net sales for the first half of 2021 were $60.9 million, an increase of 14.9% versus the prior year period. The impacts of foreign currency translation increased revenue by $1.1 million for the first half of 2021; excluding this impact, revenue increased approximately 12.8%. The net sales increase was primarily the result of strength in Other 1-MCP solutions, such as SmartFresh diversification and Harvista, as well as strong growth in the Fungicides & Disinfectants and Coatings categories. Sales of SmartFresh for apple crops realized modest growth for the period.
Gross profit for the first half increased 14.4% to $43.5 million, as compared to $38.0 million in the prior year period. Gross profit margin was stable versus the prior year period at 71.4% for the year-to-date period.
Research and development expenses increased $1.3 million to $6.8 million in the first half of 2021 versus the prior year period driven primarily by the timing of projects.
Selling, general and administrative expenses increased 2.8% to $27.2 million for the six months ended June 30, 2021. There were non-recurring costs associated with M&A, litigation, refinancing and severance in the amount of $3.1 million in the first half of the current year and $2.5 million in the first half of 2020. Excluding these items, selling general and administrative expenses was stable versus the same period last year.
Net loss was $9.1 million in the first half of 2021, compared to net loss of $20.6 million in the prior year period. The year-over-year change in net loss was due to higher gross profit and litigation settlement proceeds.
Adjusted EBITDA improved by $3.7 million, or 32.2%, to $15.1 million in the first half of 2021, compared to $11.4 million in the prior year period. Adjusted EBITDA margin increased 320 basis points to 24.8% in the first half of 2021, as compared to 21.6% in the prior year period.
Conference Call
The Company will host a conference call and webcast today at 4:30 p.m. ET where members of the executive management team will discuss these results with additional comments and details. The conference call and supplemental earnings presentation will be available live over the internet through the “Events & Presentations” page of the Investor Relations section of the Company’s website at www.agrofresh.com. To participate on the live call, listeners in the United States may dial 855-327-6837 and international listeners may dial 631-891-4304.
A replay of the conference call will be archived on the Company's website and telephonic playback will be available from 7:30 p.m. ET, August 10, 2021 through August 24, 2021. Listeners in the United States may dial 844-512-2921 and international listeners may dial 412-317-6671. The passcode is 10015941.
Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA and net sales on a constant currency basis. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company's management to evaluate the Company's performance, including for incentive bonuses and bank covenant reporting. Management believes that these measures enhance a reader's understanding of the operating and financial performance of the Company and facilitate a better comparison between fiscal periods. EBITDA excludes income taxes, interest expense and depreciation and amortization, whereas Adjusted EBITDA further excludes items that are non-cash, infrequent, or non-recurring, such as share-based compensation, severance, litigation and M&A related costs, to provide further meaningful information to evaluate the Company’s performance.
The Company does not intend for the non-GAAP financial measures contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of the non-GAAP financial measures EBITDA and Adjusted EBITDA, as well as constant currency net sales, to their most comparable GAAP measures are provided in the table at the end of this press release.
About AgroFresh
AgroFresh (Nasdaq: AGFS) is an AgTech innovator and global leader with a mission to reduce food loss/waste and conserve the planet’s resources by providing a range of science-based solutions, data-driven digital technologies and high-touch customer services. AgroFresh supports growers, packers and retailers with solutions across the food supply chain to enhance the quality and extend the shelf life of fresh produce. The AgroFresh organization has 40 years of post-harvest experience across a broad range of crops, including revolutionizing the apple industry with the SmartFresh™ Quality System for more than 20 years. This is powered by a comprehensive portfolio that includes plant-based coatings, equipment and proprietary solutions that help improve the freshness supply chain from harvest to the home. Visit agrofresh.com to learn more.
™Trademark of AgroFresh Inc.
Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; risks associated with the Company's substantial level of indebtedness; risks associated with acquisitions and investments; changes in applicable laws or regulations; conditions in the global economy, including the effects of the coronavirus outbreak; and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.

Contact:
For AgroFresh Solutions, Inc.
Jeff Sonnek - Investor Relations
ICR Inc.
Jeff.Sonnek@icrinc.com
646-277-1263

AgroFresh Solutions, Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2021	December 31, 2020

ASSETS
Current Assets:
Cash and cash equivalents	$56,694	$50,030
Accounts receivable, net of allowance for doubtful accounts of $2,108 and $2,061, respectively	33,469	63,204
Inventories	23,773	24,579
Other current assets	20,308	17,219
Total Current Assets	134,244	155,032
Property and equipment, net	11,623	12,432
Goodwill	6,715	6,925
Intangible assets, net	568,055	589,201
Deferred income tax assets	7,057	9,699
Other assets	11,189	12,494
TOTAL ASSETS	$738,883	$785,783

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,909	$19,634
Current portion of long-term debt	3,470	3,378
Income taxes payable	3,667	3,471
Accrued expenses and other current liabilities	22,110	25,976
Total Current Liabilities	42,156	52,459
Long-term debt	254,871	264,491
Other noncurrent liabilities	5,691	6,432
Deferred income tax liabilities	37,266	37,834
Total Liabilities	339,984	361,216

Commitments and contingencies (see Note 21)
Temporary Equity:
Series B convertible preferred stock, par value $0.0001; 150 shares authorized and designated and 145 shares outstanding at June 30, 2021, and 150 shares authorized, designated and outstanding at December 31, 2020	144,666	143,728
Redeemable non-controlling interest	8,187	8,446
Stockholders’ Equity:
Common stock, par value $0.0001; 400,000 shares authorized, 52,806 and 53,092 shares issued and 52,145 and 52,431 outstanding at June 30, 2021 and December 31, 2020, respectively	5	5
Preferred stock, par value $0.0001; 0.001 share authorized and outstanding at June 30, 2021 and December 31, 2020	—	—
Treasury stock, par value $0.0001; 661 shares at June 30, 2021 and December 31, 2020	(3,885)	(3,885)
Additional paid-in capital	541,185	552,776
Accumulated deficit	(253,435)	(244,836)
Accumulated other comprehensive loss	(37,824)	(31,667)
Total Stockholders' Equity	246,046	272,393
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$738,883	$785,783

AgroFresh Solutions, Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net sales	$21,924	$19,982	$60,916	$53,005
Cost of sales (excluding amortization of intangibles, shown separately below)	7,104	6,453	17,418	14,981
Gross profit	14,820	13,529	43,498	38,024
Research and development expenses	3,496	2,895	6,794	5,537
Selling, general, and administrative expenses	13,620	12,722	27,171	26,431
Amortization of intangibles	10,499	10,936	21,262	21,893
Grant income	—	(2,974)	—	(2,974)
Operating loss	(12,795)	(10,050)	(11,729)	(12,863)
Other (expense) income	(46)	(7)	14,352	1,500
Gain on foreign currency exchange	921	449	1,354	1,076
Interest expense, net	(5,216)	(6,513)	(11,106)	(13,479)
Loss before income taxes	(17,136)	(16,121)	(7,129)	(23,766)
Income taxes expense (benefit)	144	630	1,967	(3,201)
Net loss including non-controlling interest	(17,280)	(16,751)	(9,096)	(20,565)
Less: Net (loss) income attributable to non-controlling interest	(20)	130	(259)	33
Net loss attributable to AgroFresh Solutions, Inc.	(17,260)	(16,881)	(8,837)	(20,598)
Less: Dividends on convertible preferred stock	6,327	—	12,332	—
Net loss attributable to AgroFresh Solutions, Inc. common stockholders	($23,587)	($16,881)	($21,169)	($20,598)

Loss per share of common shares:
Basic	($0.46)	($0.33)	$(0.41)	$(0.41)
Diluted	($0.46)	($0.33)	$(0.41)	$(0.41)

Weighted average shares of common stock outstanding:
Basic	51,348	50,758	51,191	50,647
Diluted	51,348	50,758	51,191	50,647

Non-GAAP Measures

The following table sets forth the non-GAAP financial measures of EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s performance (including for incentive bonuses and bank covenant reporting), are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods. These non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The following is a reconciliation between the non-GAAP financial measures of EBITDA and Adjusted EBITDA to their most directly comparable GAAP financial measure, net loss including non-controlling interest:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
GAAP net loss including non-controlling interest	($17,280)	($16,751)	($9,096)	($20,565)
Depreciation and amortization	11,178	11,568	22,600	23,145
Interest expense (1)	5,216	6,513	11,106	13,479
Income taxes expense (benefit)	144	630	1,967	(3,201)
Non-GAAP EBITDA	($742)	$1,960	$26,577	$12,858
Adjustments:
Share-based compensation	280	974	1,171	1,762
Severance related costs (2)	1,587	74	1,587	74
Other non-recurring costs (3)	754	639	1,520	2,383
Gain on foreign currency exchange (4)	(921)	(449)	(1,354)	(1,076)
Grant income	—	(2,974)	—	(2,974)
Litigation settlement	—	—	(14,392)	(1,600)
Total Adjustments	1,700	(1,736)	(11,468)	(1,431)
Non-GAAP Adjusted EBITDA	$958	$224	$15,109	$11,427

(1)    Interest on debt and accretion for debt discounts.
(2)    Severance costs related to restructuring and cost optimization initiatives.
(3)    Costs related to certain professional and other infrequent or non-recurring fees, including those associated with restructuring, litigation and M&A related fees.
(4)    Gain on foreign currency exchange relates to net gains and losses resulting from transactions denominated in a currency other than the Company's functional currency.

The following is a reconciliation between net sales on a non-GAAP constant currency basis to GAAP net sales:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
GAAP net sales	$21,924	$19,982	$60,916	$53,005
Impact from changes in foreign currency exchange rates	(1,000)	—	(1,143)	—
Non-GAAP constant currency net sales (1)	$20,924	$19,982	$59,773	$53,005

(1)     The company provides net sales on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The impact from foreign currency, calculated on a constant currency basis, is determined by applying prior period average exchange rates to current year results.